QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.65

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

        This Settlement Agreement and Mutual General Release (the "Agreement") is entered into by and between Reorganized Debtors Peregrine Systems, Inc. and Peregrine Remedy, Inc. (collectively, "Peregrine") and Gary Greenfield ("Mr. Greenfield") based upon the following facts:

RECITALS

        A.    On or about July 19, 2002, effective as of June 1, 2002, Mr. Greenfield and Peregrine Systems, Inc. entered into an "Employment Agreement" (the "Employment Agreement") under which Mr. Greenfield was employed as President and Chief Executive Officer of Peregrine. The Employment Agreement referenced and included an "Indemnification Agreement" (the "Indemnification Agreement") and an "Invention and Non-Disclosure Agreement" (the "INDA").

        B.    On September 22, 2002, Peregrine filed chapter 11 bankruptcy petitions, initiating the bankruptcy cases entitled In re Peregrine Systems, Inc., et al., United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), Case No. 02-12740 (JKF) (Jointly Administered) (the "Cases").

        C.    On December 20, 2002, Mr. Greenfield filed proofs of claim nos. 728 and 729, each in the asserted amount of $3,125,000 (the "Pre-Petition Claims"). The Pre-Petition Claims were based in large part on Mr. Greenfield's rights under the Employment Agreement.

        D.    Peregrine requested Bankruptcy Court approval to assume the Employment Agreement. On February 27, 2003, the Bankruptcy Court entered its "Order Approving Modified Employment Agreements and Compensation and Incentive Packages for Debtors' CEO and CFO (the "Employment Order"). Pursuant to the Employment Order, the Court approved the Employment Agreement as amended (the "Amended Employment Agreement") between Mr. Greenfield and Peregrine (the form of which was attached to the Employment Order), and which continued to reference and include the Indemnification Agreement and INDA. The Amended Employment Agreement was effective as of June 1, 2002 and executed by Peregrine on March 6, 2003 and by Mr. Greenfield on March 14, 2003.

        E.    As the Employment Agreement was superceded by the Amended Employment Agreement, the Pre-Petition Claims were disallowed by the Bankruptcy Court's "Order Re: Reorganized Debtors' Objection to Proofs of Claim of Gary Greenfield (Claim Numbers 728 and 729)," entered on March 1, 2004.

        F.     On August 7, 2003, Peregrine's Fourth Amended Plan of Reorganization, as Modified (the "Plan"), became effective (the "Effective Date").

        G.    On or about August 18, 2003, Peregrine's board of directors elected a new president and chief executive officer, as a result of which Mr. Greenfield was relieved of his duties as President and Chief Executive Officer.

        H.    On October 6, 2003, Mr. Greenfield filed "Gary Greenfield's Request for Allowance and Payment of Administrative Expense Claim Pursuant to Section 503(b)" (the "Administrative Claim"). The Administrative Claim sought damages and other consideration under the Amended Employment Agreement.

        I.     On November 12, 2003, the Bankruptcy Court entered its "Final Order (A) Certifying Classes for Settlement Purposes Only, (B) Appointing Settlement Class Representatives, (C) Approving and Authorizing Class Representatives to Enter Into and Implement Settlement Agreement, (D) Estimating Value of Class 9 Indemnity Claims of Directors and Officers for Purposes of Implementing Settlement Agreement and Making Plan Distributions, and (E) Approving Adequacy of Notice Procedures for Class Action Settlement" (the "Class 9 Settlement Order"). Pursuant to the Plan and the Class 9 Settlement Order, holders of common stock in Peregrine as of the Effective Date ("Old Peregrine Stock") were entitled to receive common stock in the reorganized Peregrine ("New Peregrine Stock")

at an exchange ratio of approximately 48.7548 shares of Old Peregrine Stock (which were cancelled) for one share no New Peregrine Stock.

        J.     Effective as of December 11, 2003, Reorganized Debtor Peregrine Systems, Inc. and Mr. Greenfield entered into a "First Amendment to Amended Employment Agreement" (the "First Amendment").

        K.    On or about February 3, 2004, Peregrine filed "Reorganized Debtors' Objection to Gray Greenfield's Request for Allowance and Payment of Administrative Expense Claim Pursuant to Section 503(b)" (the "Objection to Administrative Claim"). In the Objection to Administrative Claim, Peregrine argued, among other things, that a reference in the First Amendment to 45,070 shares of New Peregrine Stock was a mistake, and should have said 32,817 shares.

        L.    On or about April 2, 2004, Mr. Greenfield filed "Greenfield's Response to the Reorganized Debtors' Objection to Greenfield's Request for Allowance and Payment of on Administrative Expense Claim Pursuant to Section 503(b)" (the "Response to Administrative Claim Objection"). In the Response to Administrative Claim Objection, Mr. Greenfield argued that the reference in the First Amendment to 45,070 shares of New Peregrine Stock was an intended and enforceable term, and not a mistake.

        M.   On May 4, 2004, Peregrine filed "Reorganized Debtors' Reply in Support of Objection to Gary Greenfield's Request for Allowance of Administrative Expense Claim Pursuant to Section 503(b)."

        N.    On May 12, 2004, Mr. Greenfield filed the "Motion of Greenfield for Leave to File Sur Reply in Support of Greenfield's Response to the Reorganized Debtors' Objection to Greenfield's Request for Allowance and Payment of an Administrative Expense Claim," which attached the "Sur Reply of Greenfield in Response to Reorganized Debtors' Objection to Greenfield's Request for Allowance and Payment of an Administrative Expense Claim."

        O.    On May 18, 2004, the Court held a hearing on the issues raised by the Objection to Administrative Claim.

        P.     Peregrine and Mr. Greenfield have reached an agreement to settle all issues and disputes that do or may exist between them, which agreement is memorialized by this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Peregrine and Mr. Greenfield agree as follows:

        1.    Incorporation of Recitals.    The above Recitals are hereby incorporated into and made a part of this Agreement.

        2.    New Peregrine Stock.    Within ten (10) days of entry of a final order of the Bankruptcy Court approving this Agreement, Peregrine shall cause to be transferred to Mr. Greenfield an additional Five Thousand (5,000) shares of New Peregrine Stock, which, combined with the 32,817 shares he received in December 2003, will result in a total distribution of New Peregrine Stock to Mr. Greenfield of 37,817 shares. Mr. Greenfield, in exchange for receipt of a total of 37,817 shares of New Peregrine Stock, releases, waives and relinquishes any and all rights he may have to receive any additional shares of New Peregrine Stock under the Plan, the Class 9 Settlement Order, the Employment Agreement, the Amended Employment Agreement, the First Amendment or otherwise. In the event of an inadvertent further distribution of New Peregrine Stock to Mr. Greenfield beyond the agreed total of 37,817 shares (which may occur in the event such a distribution were made in the future, given Mr. Greenfield's status as a holder of record of Old Peregrine Stock on the Effective Date), Mr. Greenfield agrees to take all steps necessary to return any such additional stock distributions to Peregrine.

        3.    Stock Options.    Nothing in this Agreement, including paragraphs 2 and 7 hereof, shall affect or change Mr. Greenfield's rights, as of July 7, 2004, as a holder of options to purchase 16,852 shares of New Peregrine Stock, which rights continue to be governed by the First Amendment, the clarification of the First Amendment on the stock option issue that is attached hereto as Exhibit "A" (to which Mr. Greenfield hereby affirms his consent), and the Peregrine policies and procedures regarding stock option plans currently in effect or as modified from time to time in the ordinary course of business. Notwithstanding Mr. Greenfield's retention of his rights as a holder of options to purchase 16,852 shares of New Peregrine Stock as of July 7, 2004, he acknowledges that, as part of the mutual general releases in paragraph 7 below, he is releasing Peregrine of any and all claims directly or indirectly relating to or arising out of his transfer of certain of his stock options to charity, which occurred earlier in 2004 and as to which Mr. Greenfield had previously asserted that Peregrine had delayed unreasonably in effectuating his request.

        4.    Payment of Attorneys' Fees Pursuant to First Amendment.    Peregrine agrees that, as provided by section 4 of the First Amendment, it shall pay to Mr. Greenfield all of his attorneys' fees and costs in connection with the First Amendment and his deposition taken in September 2003, which fees and costs are hereby agreed on, capped and fixed at Eighteen Thousand Dollars ($18,000). Within three (3) days of entry of a final order of the Bankruptcy Court approving this Agreement, Peregrine shall make the $18,000 payment hereunder by delivering a check in that amount, payable to "Gary Greenfield", to Mr. Greenfield's counsel of record, Mary Joanne Dowd, Arent Fox, 1050 Connecticut Avenue, NW, Washington, D.C. 20036.

        Other than as provided in this paragraph, each side shall bear its own attorneys' fees and costs in connection with all matters, disputes and proceedings leading up to this Agreement.

        5.    Release of Duty to Make Benefit Payments.    Effective as of entry of a final order of the Bankruptcy Court approving this Agreement, Mr. Greenfield releases, relieves and discharges Peregrine of its obligation to pay him monthly for certain benefits, as provided for in section 7(G)(3) of the First Amendment, for the period from and after August 1, 2004. Peregrine's obligations to make any remaining benefit payments to Mr. Greenfield shall be fully satisfied and discharged by sending him a check for $923.50 by September 3, 2004.

        6.    Reservation of Rights.    The parties acknowledge that, as an exception to the mutual general releases in paragraph 7 below, they have each reserved their rights and are not releasing each other regarding issues related to: (a) Peregrine's assertions that Mr. Greenfield remains subject to the normal continuing fiduciary duties that apply as a matter of law to former officers of corporations (and, in this case, a former chief executive of debtors in possession in the Cases) with respect to proprietary information, confidential business information and trade secrets that were disclosed to Mr. Greenfield in the course of his duties as an officer of Peregrine; and (b) Mr. Greenfield's assertions that Peregrine remains obligated in all respects under the Indemnification Agreement and set forth in the First Amendment at Section 9 "Indemnification and Insurance". This Agreement does not impair, and is not intended to have any impact on the parties' respective rights as to the issues described in this paragraph 6, other than maintaining the status quo prior to execution of this Agreement.

        7.    Mutual General Releases.    Except as otherwise provided herein, effective as of entry of a final order of the Bankruptcy Court approving this Agreement, Mr. Greenfield and Peregrine hereby forever release and discharge each other, and each of their subsidiaries, affiliates, divisions, directors, officers, employees, managers, agents, representatives, independent contractors, consultants, attorneys, accountants, trustees, spouses, heirs, predecessors, successors and assigns, and all persons or entities acting by, through or on behalf of any of them, of and from any and all claims, causes of action, damages, losses, debts, obligations, agreements, liabilities, attorney's fees, costs and expenses, whether asserted or unasserted, known or unknown, suspected or unsuspected, fixed or contingent, and whether arising under state law, federal law, common law or otherwise, which arise directly or indirectly out of any facts, events, or transactions that occurred from the beginning of time through the effective date of this Agreement. These are general releases of all known and unknown claims, including, without limitation, all claims, obligations, liabilities, rights to payments or rights to distributions of New Peregrine Stock under or relating in any way to the Employment Agreement, the Amended Employment Agreement, the First Amendment, the Plan, the Class 9 Settlement Order, the Pre-Petition Claims, the Administrative Claims, the Objection to Administrative Claim or otherwise. The only exceptions to the releases herein are (a) the obligations of the parties under and as expressed in this Agreement, (b) the issues and reservations of rights set forth in paragraph 6 above, and (c) any claims previously assigned by Peregrine to the Litigation Trustee under and to implement the Plan. The parties shall have no further obligations or liabilities between them, except as provided herein and subject to the reservation of rights in paragraph 6.

        8.    Waiver of California Civil Code Section 1542.    Section 1542 of the California Civil Code provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The parties hereby waive and relinquish any protections or rights they may have under California Civil Code Section 1542, or any similar law of any other jurisdiction. The parties acknowledge that, among other things, this waiver means they are assuming the risk of unknown facts and waiving any and all claims based on such unknown facts. The parties acknowledge that they have had adequate opportunity to conduct any investigation of their choosing and to consult with independent counsel before entering into this Agreement.

        9.    No Assignment of Claims.    The parties hereby represent and warrant to each other that they have not assigned, sold or transferred any of the claims or rights that are being released under this Agreement.

        10.    Bankruptcy Court Approval.    This Agreement is conditioned on and not enforceable or effective unless and until it is approved by a final order of the Bankruptcy Court. A final order is an order approving this Agreement that has been entered and not appealed within ten (10) days of entry of the order, or, if appealed, an order that is affirmed on appeal. The parties will cooperate on submitting a proposed order to the Bankruptcy Court within two business days after execution of this Agreement by all parties, and in no event later than August 30, 2004.

        11.    Choice of Law and Retention of Jurisdiction.    This Agreement and any disputes hereunder shall be governed by California law. The Bankruptcy Court shall maintain its jurisdiction to resolve all disputes regarding the interpretation and enforcement of this Agreement and the rights that form the basis of my claims between the parties.

        12.    No Admission of Liability.    This Agreement is not an admission of any liability by any party, but is a compromise of disputed claims.

        13.    Entire Agreement.    This is the entire and only agreement of the parties concerning the subject matter hereof. This Agreement supersedes and replaces any and all prior or contemporaneous verbal or written agreements between the parties, except as otherwise provided herein. The parties acknowledge that this Agreement is not being executed in reliance on any verbal or written agreement, promise or representation not contained herein.

        14.    No Oral Modifications.    This Agreement may not be modified or amended orally. This Agreement only may be modified or amended by a writing signed by a duly authorized representative of the party to be charged.

        15.    Attorney's Fees.    If any dispute, litigation or other proceeding arises out of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and costs, including expert witness fees, and including all attorneys' fees and costs on appeal.

        16.    Construction.    This Agreement constitutes a fully negotiated agreement among commercially sophisticated parties and therefore shall not be construed or interpreted for or against any party, and any rule or maxim of construction to such effect shall not apply to this Agreement.

        17.    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the parties and their respective agents, officers, directors, trustees, attorneys, representatives, assigns, subsidiaries, parent companies, and predecessors or successors in interest, including the persons and entities identified in the mutual releases in paragraph 7 above.

        18.    Authority.    Mr. Greenfield and Peregrine represent and warrant that they have full and complete authority and authorization to execute and effect this Agreement and to take or cause to be taken all acts contemplated by this Agreement.

        19.    Counterparts.    This Agreement may be executed in counterparts, each of which shall constitute a duplicate original.

        IN WITNESS WHEREOF, the parties agree to the foregoing.

For Peregrine Systems, Inc.
By:	/s/ MARY LOU O'KEEFE	By:	/s/ GARY G. GREENFIELD
Print Name:	Mary Lou O'Keefe		Gary G. Greenfield
Title:	SVP Human Resources
Dated: August 27, 2004		Dated: August 28, 2004
For Peregrine Remedy, Inc.
By:	/s/ KEN SAUNDERS
Print Name:	Ken Saunders
Title:	CFO
Dated: August 27, 2004

[SEAL]

QuickLinks

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE